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                                                                   EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements No. 33-91438, No. 33-92548, No. 333-03450, No. 333-03452, No. 333-03454, No.
333-13521, No. 333-21905, No. 333-23005, No. 333-33893, No. 333-37273,
No. 333-37553, No. 333-37565, No. 333-38071, No. 333-41049, No. 333-42417, No.
333-47563, No. 333-57863, No. 333-64377, No. 333-64379, and No. 333-77941 of
Crescent Real Estate Equities Company of our report dated February 22, 2003 (except for paragraph two of Note 26, as to which the date is March 10, 2003), with respect to the consolidated financial statements and schedule of Crescent Real Estate Equities Company included in this Annual Report on Form 10-K for the year ended December 31, 2002.

                             /s/ ERNST & YOUNG LLP

Dallas, Texas
March 27, 2003